Exhibit 99.1

DayStar Announces Closing of Equity Follow-On Offering and Underwriters' Exercise of Over-Allotment Option

Halfmoon, NY, Oct. 31 / PR Newswire-First Call / - DayStar Technologies, Inc. (Nasdaq: DSTI) announced today the closing of its follow-on public offering of 15,000,000 shares of common stock by the company and that the underwriters for the offering have exercised in full their option to purchase an additional 2,250,000 shares of common stock to cover over-allotments. The net proceeds from the offering to the company were approximately $68 million.

DayStar has used approximately $9.2 million of the proceeds from the offering for the repayment in full of existing indebtedness for borrowed funds and plans to use the remaining net proceeds from the offering to engineer to-scale and manufacture the company's proprietary deposition tool, as well as for the construction of a 25MW manufacturing line, working capital and other general corporate purposes.

ThinkEquity Partners LLC acted as bookrunning lead manager for the offering with Broadpoint Capital, Inc. acting as co-manager.

A registration statement relating to these securities has been filed and declared effective by the Securities and Exchange Commission and is available on the Securities and Exchange Commission's website at http://www.sec.gov. A final prospectus relating to this offering may be obtained from ThinkEquity Partners LLC, 600 Montgomery Street, 8th Floor, San Francisco, CA 94111 or prospectus@thinkequity.com, or from Broadpoint Capital, Inc., One Penn Plaza, 42nd Floor, New York, NY 10119 or equity.syndicate@broadpointsecurities.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer will be made only by means of a prospectus included in the registration statement.

About DayStar Technologies, Inc.

DayStar Technologies, Inc. is engaged in the development, manufacturing, and marketing of photovoltaic products based upon CIGS thin film semiconductor technology.

This news release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results, or strategies and are generally preceded by words such as "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including risks that we will not be able to manufacture our products or that they will not perform as expected, and other risks identified in our Registration Statement on Form SB-2 and other filings with the SEC. You should consider these factors in evaluating the forward-looking statements included herein, and not place undue reliance on such statements. The forward-looking statements are made as of the date hereof and DayStar Technologies, Inc. undertakes no obligation to update such statements.

FOR MEDIA OR INVESTOR RELATIONS INQUIRIES PLEASE CONTACT Kellie Caughorn, InfusionCapital, LLC (407) 566-1051 or kcaughorn@InfusionCapital.com